EXHIBIT 99.1

For More Information, Contact: Cygnus, Inc. Cygnus Corporate Communications (650)369-4300 www.cygn.com

For Immediate Release

Cygnus Reports Financial Results for Third Quarter 2003

Redwood City, CA, November 13, 2003 — Cygnus, Inc. (OTC Bulletin Board: CYGN) today reported total revenues of $1.1 million for the three months ended September 30, 2003, compared to $1.6 million for the three months ended September 30, 2002. The Company posted a net loss of $9.1 million, or $0.24 per share, for the three months ended September 30, 2003, compared to a net loss of $10.2 million, or $0.27 per share, for the three months ended September 30, 2002.

“On October 2, 2003 Sankyo Pharma Inc. stated that it was stopping performance of its contractual obligations related to the GlucoWatch® G2™ Biographer. Sankyo also announced that it would not pay us over $6.0 million in invoices it owes us or honor the balance of its binding purchase commitment to pay us $28.4 million in cash through March 2004. As a result, Cygnus finds itself in dire financial condition,” stated John C Hodgman, Chairman, CEO and President of Cygnus. “On October 6, 2003, we filed a lawsuit complaint against Sankyo Pharma Inc. for breach of contract and against its Japanese parent company, Sankyo Co., Ltd., for intentional interference with contract. On November 6, 2003, Sankyo Pharma filed an answer and cross-claims against Cygnus for declaratory relief, breach of contract, and defamation. Cygnus has not yet filed a response to these claims. Cygnus believes that it has meritorious defenses to the causes of action asserted against it by Sankyo Pharma and intends to vigorously defend itself against these claims. This litigation is in its early stages, however, and is therefore inherently difficult to assess.”

Mr. Hodgman added, “Continuing as a going concern is dependent on our ability to generate sufficient cash to fund our operations and meet our debt and other obligations on a timely basis. The refusal of Sankyo Pharma Inc. to pay us the millions of dollars that it owes places the future of Cygnus in jeopardy. We believe that Sankyo Pharma Inc. and Sankyo Co., Ltd. are aware that the decision to withhold payments owed to Cygnus and otherwise stop performing under the contracts with Cygnus will substantially impair Cygnus’ operations and could drive Cygnus into bankruptcy. We are currently pursuing various strategic options, including, but not limited to, pursuing a new partnership and/or selling some or all of our assets and intellectual property. If substantial additional resources are not available, we may need to cease our operations and/or seek protection under the bankruptcy laws. These conditions raise substantial doubt about our ability to continue as a going concern after March 31, 2004.”

“The GlucoWatch® Biographer line of products pioneered the concept of continuous glucose monitoring for patient use,” Mr. Hodgman added. “Studies have demonstrated the important value of more frequent glucose information coupled with alarms, such as we have in the G2™ Biographer, and this has been reinforced by many calls we receive from people who now are using the G2 Biographer. Sankyo Pharma has stated they have approximately two years’ worth of GlucoWatch G2 Biographer product inventory, so we anticipate they will continue to serve their customers by making the product available for an extended period of time.”

The Company reported that net product revenues for the three months ended September 30, 2003 were $1.0 million, compared to $1.5 million for the three months ended September 30, 2002. Net product revenues recognized for the three months ended September 30, 2003 resulted from sales by Sankyo Pharma to its third-party customers of Cygnus’ GlucoWatch G2 Biographers in the United States, which had been deferred in previous periods in accordance with the Company’s revenue recognition policy, as well as from sales to Sankyo Pharma of practice and sample Biographers. Most of the product revenues for the three months ended September 30, 2003 related to the sales by Sankyo Pharma recognized net of sales and marketing commissions. Net product revenues for the three months ended September 30, 2002 resulted from direct sales by the Company to end-user customers in the United States and the United Kingdom.

Unit shipments of the GlucoWatch G2 Biographers for the three months ended September 30, 2003 were 2,346. For the three months ended September 30, 2003, substantially all of the Biographers were sample G2 Biographers sold to Sankyo Pharma. During the three months ended September 30, 2003, the Company shipped approximately 413,000 AutoSensors, substantially all of which were shipped to Sankyo Pharma. The total invoice amount of Biographer, AutoSensor and accessory shipments for the three months ended September 30, 2003 was $2.9 million. In accordance with the Company’s revenue recognition policy; however, for the three months ended September 30, 2003, deferred product revenues related to product shipments were approximately $2.2 million. The amount of deferred product revenues recognized as revenues is subject to further adjustments for commissions owed to Sankyo Pharma and other pricing adjustments.

Costs of product revenues for the three months ended September 30, 2003 were $7.5 million, compared to $1.3 million for the three months ended September 30, 2002. Costs of product revenues for the three months ended September 30, 2003 consisted of material, underabsorbed indirect overhead (including an $831,000 write-off of prepaid component orders to one of Cygnus’ sole-source component suppliers) and other production costs associated with the manufacturing of the Company’s products and a write-off of approximately $4.9 million of inventory resulting from Sankyo Pharma’s decision to stop performing under the Sales, Marketing and Distribution Agreement and related contracts with the Company, as well as their instructions to the Company to stop product shipment. Costs of product revenues were also higher for the three months ended September 30, 2003 because costs were recognized on a greater number of AutoSensors compared to the equivalent periods of 2002. As a result of Sankyo Pharma’s decision to stop performing under the Sales, Marketing and Distribution Agreement and related contracts, the Company has suspended its manufacturing activities and is not likely to continue to manufacture its products in the near future.

For the three months ended September 30, 2003, there were deferred costs of product revenues of approximately $1.2 million related to product shipped in the quarter, and these costs appear as a component of “Deferred revenues from Sankyo Pharma net of deferred costs of product shipments” in the liability section of the condensed consolidated balance sheet. Costs of product revenues did not include certain material and other product costs previously written off as research and development or obsolete expenses. If material and other product costs previously written off that were later used in the manufacture of product had been included, costs of product revenues at current production levels would have been $130,000 greater than the reported amounts for the three months ended September 30, 2003, and $834,000 greater than the reported amounts for the three months ended September 30, 2002. Manufacturing costs included in the cost of each unit are greater at low unit volumes, such as have occurred during early commercialization in the United States. Any future adjustments of “Deferred revenues from Sankyo Pharma net of deferred costs of product shipments” reflected on the condensed consolidated balance sheet at September 30, 2003 will depend upon the resolution of Cygnus’ dispute with Sankyo Pharma and its Japanese parent, Sankyo Co., Ltd.

As of September 30, 2003, total revenues of $17.1 million were deferred, along with associated costs of $8.1 million. The net amount of $9.0 million is included on the condensed consolidated balance sheet as of September 30, 2003, under the caption “Deferred revenues from Sankyo Pharma net of deferred costs of product shipments.” This balance was $8.2 million as of December 31, 2002.

Research and development expenses for the three months ended September 30, 2003 were $860,000, compared to $4.5 million for the three months ended September 30, 2002. Research and development expenses have decreased as the Company’s focus on commercialization efforts has increased, allowing for less spending on material costs related to manufacturing scale-up and process development. In addition, Cygnus’ reversed its bonus accrual for 2003, which had been $358,000 at June 30, 2003. No bonuses are expected to be paid for 2003. The Company expects further decreases in research and development expenses in the future, given the recent reduction in force due to Sankyo Pharma’s decision to stop performing under the Sales, Marketing and Distribution Agreement and related contracts. Cygnus has suspended its research and development efforts for future products and is not likely to continue to develop new products in the new future, although its third-generation product is currently under review by the U.S. Food and Drug Administration (FDA).

Sales, marketing, general and administrative expenses for the three months ended September 30, 2003 were $1.3 million, compared to $5.2 million for the three months ended September 30, 2002. This decrease was primarily due to the assumption by Sankyo Pharma of product promotion, education, and training programs for health care professionals and patients, as required under the Sales, Marketing and Distribution Agreement between Cygnus and Sankyo Pharma. In addition, the Company reversed its bonus accrual for 2003, which had been $340,000 at June 30, 2003. No bonuses are expected to be paid for 2003. Given the ongoing litigation with Sankyo Pharma and Sankyo Co., Ltd., Cygnus expects an increase in legal expenses in the future; however, the overall sales, marketing, general and administrative expenses are expected to decrease, given the recent reduction in force and other cost-cutting measures.

Interest and other income (expense), net for the three months ended September 30, 2003 was $25,000, compared to $68,000 for the three months ended September 30, 2002. This decrease was primarily due to the lower yields on a lower average balance invested.

Interest expense for the three months ended September 30, 2003 was $516,000, compared to $850,000 for the three months ended September 30, 2002. The decrease is primarily attributable to the reduction of the interest rates on the Company’s convertible debentures from 8.5% to 3.5%, effective October 1, 2002, based on the August 21, 2002 amendment to the Convertible Debenture and Warrant Purchase Agreement.

As of September 30, 2003, Cygnus had cash, cash equivalents and investments of $9.1 million and total assets of $17.3 million. The Company had current liabilities of $70.2 million and total liabilities of $81.5 million. In the current liabilities section of the Company’s balance sheet there are several line items relating to Sankyo Pharma totaling $45.5 million. In light of the Company’s litigation with Sankyo Pharma and Sankyo Co., Ltd., these amounts may be subject to future adjustments.

The current liabilities section of the Company’s balance sheet also includes a line item called “Current portion of arbitration obligation,” totaling $4.0 million. On November 10, 2003, the Company announced that Sanofi~Synthelabo has agreed to delay this payment and each future payment for one year periods; thus the next payment to Sanofi~Synthelabo for $4.0 million is due on February 28, 2005.

Also in the current liabilities section of the Company’s balance sheet is a line item called “Current portion of convertible debentures,” totaling $18.3 million, $14.4 million of which is due in June 2004. Under the Company’s amended agreement with the debenture holders, Cygnus may make prepayments that will result in equal amounts of principal being extended for one year, becoming due in 2005. For example, if Cygnus were to prepay $7.2 million prior to June 30, 2004, the remaining $7.2 originally due in 2004 would be delayed until June 2005. The Company is considering pursuing this prepayment approach.

About Cygnus
Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model, the GlucoWatch® G2™ Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this news release, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about our allegations and expectations regarding our contracts with Sankyo Pharma Inc.; the decision by Sankyo Pharma to stop performing under its contracts with us and the interference of such contracts by Sankyo Co., Ltd., the Japanese parent company; the capabilities and potential of the GlucoWatch Biographer business; our ability to manufacture and commercially scale up the GlucoWatch G2 Biographer; our plans for commercialization alliances; our ability to achieve market acceptance of the GlucoWatch G2 Biographer; and the speed and potential results of the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release.

NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

END

(Financial Tables Follow)

Cygnus, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,

	2003	2002	2003	2002

Revenues:
Net product revenues	$1,035	$1,454	$1,770	$1,788
Contract revenues	65	104	217	352

Total revenues	1,100	1,558	1,987	2,140
Costs and expenses:
Costs of product revenues	7,520	1,276	12,584	3,619
Research and development	860	4,542	4,116	12,143
Sales, marketing, general and administrative	1,296	5,160	5,430	14,347

Total costs and expenses	9,676	10,978	22,130	30,109

Loss from operations	(8,576)	(9,420)	(20,143)	(27,969)
Interest and other income (expense), net	25	68	103	183
Interest expense	(516)	(850)	(1,628)	(2,508)

Loss before income taxes	(9,067)	(10,202)	(21,668)	(30,294)
Provision for income taxes	—	4	2	22

Net loss	$(9,067)	$(10,206)	$(21,670)	$(30,316)

Net loss per share, basic and diluted	$(0.24)	$(0.27)	$(0.56)	$(0.81)

Shares used in computation of amounts per share, basic and diluted	38,480	38,362	38,479	37,281

Cygnus, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
( In thousands, except per share data )

	September 30, 2003	December 31, 2002

	(unaudited)	(Note)
ASSETS:
Current assets:
Cash and cash equivalents	$8,281	$23,415
Short-term investments	800	3,202
Accounts receivable from Sankyo Pharma	188	497
Inventory	2,709	6,628
Current portion of employee notes receivable	79	57
Other current assets	1,226	1,172

Total current assets	13,283	34,971

Equipment and improvements:
Manufacturing, office and laboratory equipment	14,107	15,626
Leasehold improvements	610	610

	14,717	16,236
Less accumulated depreciation and amortization	(11,080)	(11,189)

Net equipment and improvements	3,637	5,047
Long-term portion of employee notes receivable	27	105
Deferred financing cost	2	108
Other assets	308	246

TOTAL ASSETS	$17,257	$40,477

LIABILITIES AND STOCKHOLDERS’ NET CAPITAL DEFICIENCY:
Current liabilities:
Accounts payable	$1,120	$2,518
Accrued compensation	635	2,628
Other accrued liabilities	580	606
Reserve for replacement product due to Sankyo Pharma	1,375	—
Advances from Sankyo Pharma	3,282	1,382
Deferred revenues from Sankyo Pharma	25,000	25,000
Deferred revenues from Sankyo Pharma net of deferred costs of product shipments	9,041	8,198
Current portion of amount due to Sankyo Pharma	6,770	—
Current portion of convertible debentures	18,281	4,000
Current portion of capital lease obligations	77	77
Current portion of arbitration obligation	4,000	3,000

Total current liabilities	70,161	47,409
Long-term portion of arbitration obligation	8,000	12,000
Long-term portion of convertible debentures net of discount of $979 in 2003 and $1,902 in 2002	1,021	16,379
Long-term portion of amount due to Sankyo Pharma	2,324	7,237
Long-term portion of capital lease obligations and other long-term liabilities	41	74

Stockholders’ net capital deficiency:
Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 95,000 shares authorized; issued and outstanding: 38,480 and 38,479 shares at September 30, 2003 and December 31, 2002, respectively	38	38
Additional paid-in capital	254,093	254,091
Accumulated deficit	(318,421)	(296,751)

Stockholders’ net capital deficiency	(64,290)	(42,622)

TOTAL LIABILITIES AND STOCKHOLDERS’ NET CAPITAL DEFICIENCY	$17,257	$40,477

Note: The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.)